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                                                                   Exhibit 10.4

     AGREEMENT, dated as of September 24, 1996, by and among Pivot Rules, Inc. ("Pivot Rules"), on the one hand, and Leisure Wear Inc. ("Leisure Wear"), David
M. Goldblatt Inc. Profit Sharing Plan, David Goldblatt, Anita Goldblatt and Jeffrey Goldstein (collectively, the "Sellers"), on the other hand.

     WHEREAS, Pivot Rules and the Sellers entered into a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of September 30, 1994, pursuant to which Pivot Rules agreed to purchase from the Sellers the shares of common stock of Pivot Rules owned by the Sellers (the "Shares") in exchange for a cash payment of $50,000 and a promissory note, dated September 30, 1994, in the principal amount of $822,291 (the "Note");

     WHEREAS, in connection with the Stock Purchase Agreement, Pivot Rules entered into a consulting and non-competition agreement with each of David Goldblatt and Jeffrey Goldstein (the "Consulting Agreements"), pursuant to which Pivot Rules is required to pay each of David Goldblatt and Jeffrey Goldstein consulting and non-competition fees of $37,500 on December 31, 2000, subject to the conditions set forth in the Consulting Agreements;

     WHEREAS, in connection with the Stock Purchase Agreement, the parties hereto entered into an escrow agreement (the "Escrow Agreement") with Scoppetta & Seiff (the "Escrow Agent"), which provides for the Escrow Agent to hold the Shares in escrow as security for the payment of amounts due under the Note;

     WHEREAS, the parties hereto entered into a letter agreement (the "Letter Agreement"), dated as of February 13, 1996, altering certain of the payment terms set forth in the Note; and

     WHEREAS, the parties hereto desire to adjust the purchase price under the Stock Purchase Agreement by (i) revising certain terms and conditions of the Consulting Agreements, (ii) causing the Note and the indebtedness evidenced thereby to be canceled, (iii) terminating the Stock Purchase Agreement (except as set forth herein) and the Escrow Agreement and (iv) providing for certain incentive payments set forth herein;

     NOW THEREFORE, in consideration of the foregoing, and for other good and valid consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. The parties hereto acknowledge that Pivot Rules has duly made payments of principal to the Sellers prior to the date hereof amounting to an aggregate of $343,111, and has duly paid all interest accrued on such principal amount, in each case in accordance with the Stock Purchase Agreement, the Note and the Letter Agreement. In lieu of the remaining payments which would otherwise be due and payable following the date hereof under the Stock Purchase Agreement and the Note, Pivot Rules shall be required to make the following payments to the Sellers:

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     a.   Pivot Rules shall pay the Sellers $240,000 in cash by certified check, within five (5) days following the satisfaction of the conditions set forth in Section 6 of this Agreement, but in no event earlier than September 15, 1996 (the "Closing Date").

     b. Effective after the Closing Date, Pivot Rules shall be required to pay to the Sellers the following additional cash incentive payments:
          (i) an amount equal to 5% of the dividends or loans, if any, made by Pivot Rules from time to time to any holders of currently outstanding common stock of Pivot Rules, (ii) an amount equal to 5% of the cash dividends, if any, paid by Pivot Rules from time to time to any party not currently a holder of common stock of Pivot Rules with respect to equity securities issued by Pivot Rules following the execution of this Agreement and (iii) an amount equal to 5% of the net cash proceeds to Pivot Rules resulting from the issuance, if any, of equity securities by Pivot Rules in any public offering or private placement consummated prior to the payment of an aggregate of $279,000 of cash incentive payments to sellers; provided however, that (x) in no event shall the payments to be made under this paragraph (b) exceed an aggregate amount of $279,000 and (y) payments shall not be required to be made with respect to any events described in clauses (i) through (iii) of this paragraph (b) which occur following the fifth anniversary of the date of this Agreement. In the event of a public offering or offerings described in clause (iii) above, Pivot Rules will use its best efforts to allow the Sellers to use all or a portion of the cash payments they are entitled to receive out of the proceeds of any such offering pursuant to clause
          (iii) above toward the purchase of shares from the underwriters in the offering at the public offering price; provided, however, that Sellers will notify Pivot Rules within 10 business days of their receipt of notice that the purchase of such shares is available to them, as to whether they intend to purchase such shares, or else forfeit such right.

Payments made to the Sellers under this Section 1 shall be made to Leisure Wear, as agent for the Sellers. Leisure Wear agrees to allocate all payments made hereunder among the Sellers in proportion to their share ownership.

2. Effective as of the Closing Date, Sections 6, 8 and 10 of the Stock Purchase Agreement shall be incorporated in their entirety herein as though set forth in full herein, and the remainder of the Stock Purchase Agreement shall be terminated and of no further force or effect.

3. On the Closing Date the Sellers shall return the Note to Pivot Rules, and the Note, and the indebtedness evidenced by the Note, shall be canceled and of no further force or effect.

4. Effective on the Closing Date, the Escrow Agreement shall be terminated. By executing this Agreement, Pivot Rules and the Sellers are instructing the Escrow Agent to return the remaining Shares held by it pursuant to the Escrow Agreement to Pivot Rules as soon as practicable after the Closing Date.

5. Effective as of the Closing Date, Section 4, clause (i) of each of the Consulting Agreements shall be amended by deleting such clauses in their entireties and replacing each of them with the foregoing:

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     c.   "(i) a fee equal to thirty thousand U.S. Dollars (U.S. $30,000), payable on December 31, 1998; provided, you are and have been in compliance with all the terms and conditions of this letter agreement and the Stock Purchase Agreement;"

     In all other respects the Consulting Agreements, including paragraph 5 thereof (relating to clothing), shall remain in full force and effect.

6. Pivot Rules agrees to reimburse the Sellers for actual legal fees incurred in connection with the negotiation and execution of this Agreement up to a maximum of $1,000.

7. The transactions contemplated by this Agreement are conditioned upon (i) Pivot Rules obtaining the consent of Heller Financial, Inc. to the transactions contemplated hereby, (ii) the consummation of a financing by Pivot Rules for an amount which would enable Pivot Rules to make the cash payment on the Closing Date pursuant to Section 1(a) above; and (iii) requisite shareholder approval by Pivot Rules' shareholders. In the event the conditions set forth in this Section 6 are not satisfied by September 30, 1996, this Agreement shall become null and void and of no further force or effect.

8.   Pivot Rules hereby represents and warrants that, as of the Closing Date,
     (i) the unaudited financial statements of Pivot Rules as of and for the year ended December 31, 1995 and the six months ended June 30, 1996 (the "Financial Statements") which have been delivered to Heller Financial, Inc. fairly present the results of operation and financial condition of Pivot Rules as of and for the dates covered thereby (subject, in the case of interim financial statements, to normal year-end adjustments consistent with prior periods, and except that the Financial Statements do not contain the footnotes required in audited financial statements), (ii) Pivot Rules shall have received all requisite approvals necessary to be obtained in order to consummate the transactions contemplated by this Agreement, including the approval of the Board of Directors and shareholders of Pivot Rules and (iii) the consummation by Pivot Rules of the transactions contemplated by this Agreement will not breach any agreement, judgment, order, law, rule or obligation to which Pivot Rules is a party or to which Pivot Rules' property is subject.

9. The Sellers, jointly and severally, hereby represent and warrant that, as of the Closing Date; (i) the Sellers shall own the Note free and clear of all liens, claims and encumbrances and no other person shall have any option or similar right to acquire any interest in the Note; (ii) none of the Sellers shall have assigned, sold, transferred or hypothecated any interest in the Note; (iii) the Sellers shall have received all requisite approvals necessary to be obtained in order to consummate the transactions contemplated by this Agreement, including the approval of the Board of Directors and shareholders of Leisure Wear; (iv) the consummation by the Sellers of the transactions contemplated by this Agreement will not breach any agreement, judgment, order, law, rule or obligation to which any of the Sellers is a party or to which any of the Seller's property is subject; (v) the Sellers have been advised by Pivot Rules that Pivot Rules has had preliminary discussions regarding various financing and other transactions, which may include a private placement or public offering of securities of Pivot Rules; and that Pivot has received a preliminary draft of a letter of intent from an underwriter

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     with respect to a proposed public offering; (vi) the Sellers have been advised by Pivot Rules that Pivot Rules experienced losses for the fiscal year ended December 31, 1995 of $208,000 and for the seven months ended July 31, 1996 of an estimated $237,00 and incurred cumulative losses for the twenty months ended August 31, 1996; (vii) the Sellers, either themselves or through their respective duly authorized officers, employees or agents, have had an opportunity to ask questions of and receive answers and information from Pivot Rules concerning the financial condition, business and operations of Pivot Rules, and all such questions have been answered to the satisfaction of the Sellers. Pivot Rules represents that
     (i) a third party will be extending a loan to the Company, the proceeds of which will be used to purchase the Note, (ii) Heller Financial is pressuring Pivot Rules to improve its balance sheet and to reduce the amount of the indebtedness to Heller Financial within the next few months; and (iii) the number of customers of Pivot Rules has been substantially reduced during the 20 month period preceding the date of this Agreement.

10. Except as specifically set forth herein (including provisions incorporated herein by reference), the parties hereto make no representations or warranties to each other with respect to the transactions contemplated by this Agreement.

11. The foregoing represents the basic agreement of the parties hereto. The parties hereto further agree to execute such other instruments and documents as are necessary to consummate the transactions contemplated hereby.

12. This agreement shall be governed by the laws of the State of New York, without regard to its conflict of law provisions.

13. Any notices required to be delivered hereunder shall be sent by registered or certified mail or by hand delivery with receipt acknowledged or overnight courier and addressed to the addressee at his address below:

     If to Sellers:      c/o Jeffrey Goldstein
                         Leisure Wear Inc.
                         2020 Vine Drive
                         Merrick, New York 11566

          with a copy to:
                              Robert T. Acker, Esq.
                              544 Broadway
                              Massapequa, New York  11758

     If to Pivot Rules:       80 West 40th Street
                              New York, NY 10018
                              Attention: Kenneth Seiff

          with a copy to:
                              Richard Goldberg, Esq.

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                              Shereff, Friedman, Hoffman & Goodman, LLP
                              919 Third Avenue
                              New York, New York 10022

Such notice shall be deemed to have been received on the date of hand delivery, next day if by overnight courier or five (5) days after the date of deposit in the United States mail. Any action, consent or waiver required to be taken by Sellers hereunder shall be duly evidenced by the signature of Leisure Wear.

     IN WITNESS WHEREOF, the undersigned have executed this agreement as of the date first above written.

                                        PIVOT RULES INC.

                                   By: /s/ E. Kenneth Seiff
                                      ----------------------------------------
                                   Title: Chief Executive Officer


                                        LEISURE WEAR INC.

                                   By: /s/  Jeffrey Goldstein
                                      ----------------------------------------
                                   Title:  President

                                   /s/ David Goldblatt
                                   -------------------------------------------
                                                  David Goldblatt

                                   /s/ Anita Goldblatt
                                   -------------------------------------------
                                                  Anita Goldblatt

                                   /s/ Jeffrey Goldstein
                                   -------------------------------------------
                                                  Jeffrey Goldstein

                                   David M. Goldblatt Inc. Profit Sharing Plan

                                   By:  /s/ David Goldblatt
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